UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 7, 2007
(Date of Earliest Event Reported)

On Assignment, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-20540	95-4023433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26651 West Agoura Road, Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 878-7900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02                                            Departure of Directors or C  ertain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers

(e)           Material Compensatory Plan

                On December 7, 2007 the Compensation Committee of On Assignment, Inc. (the “Company”) unanimously approved certain changes to the compensation arrangement between the Company and Peter Dameris, its President and Chief Executive Officer.  Specifically, Mr. Dameris’ annual base salary was retroactively increased from $550,000 to $577,500, effective as of August 1, 2007 (the “Adjusted Annual Base Salary”).  Mr. Dameris will receive a one-time catch-up payment representing the difference between the salary actually paid from August 1, 2007 to present and the Adjusted Annual Base Salary.  Mr. Dameris’ 2007 bonus will be calculated based on the Adjusted Annual Base Salary.  Additionally,  on January 2, 2008, (the “Grant Date”) the Company intends to grant Mr. Dameris Restricted Stock Units (“RSU’s”), each RSU representing the right to receive one share of the Company’s common stock upon vesting, under the Company’s Amended and Restated 1987 Stock Option Plan, as amended (the “Stock Option Plan”).  The dollar value of the RSU grant will be approximately $100,000 (the “RSU Dollar Value”).  The number of RSU’s comprising Mr. Dameris’ award will be determined by dividing the RSU Dollar Value by the fair market value (as that term is defined in the Company’s Stock Option Plan) of a share of the Company’s common stock on the Grant Date and rounding the quotient up to the next multiple of one hundred.   The RSU’s shall vest in three equal, consecutive, annual installments, commencing one year following the Grant Date (subject to accelerated vesting upon certain corporate transactions), subject to Mr. Dameris’ continued employment through each such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: December 11, 2007	By:	/s/ James Brill
		Name:	James Brill
		Title:	Sr. Vice President, Finance and
Chief Financial Officer